November 29, 2011

Mr. Jerry Trojan
6833 Cornelia Lane
Dallas, TX 75214

Dear Jerry:

I am pleased to be writing today to offer you the position of Chief Financial Officer for Pizza Inn Holdings, Inc. ("Company") reporting to the Chief Executive Officer.

Your base pay, beginning on your start date, will be $7,307.69 biweekly equivalent to $190,000 annually. You will be paid on every other Friday, in accordance with the Company's standard payroll practice, including compliance with applicable withholding taxes.

You will be eligible for an annual discretionary bonus for Fiscal Year 2011 equal to approximately 31% of your base salary, or $60,000 annually upon meeting criteria established from time to time by the Board of Directors and the Chief Executive Officer. Such criteria will be set in accordance with the timing and procedures for establishing annual performance objectives for the Company's management team. For Fiscal Year 2011, you will be eligible for a pro-rata share of the bonus target based upon your start date.

The Company offers a benefits package for its employees and upon your hire date you will be entitled to participate in all employee benefits for which you are eligible, including health insurance and 401(k) retirement plans, subject to any waiting or qualification periods imposed by the Company or its benefit providers. All such benefits will be commensurate with those offered to all officer-level employees. Per your agreement with the Company, you will be able to enroll in the group health and dental insurance immediately upon hire. Detailed information regarding these benefits will be handed to you on your first day of employment.

The Company agrees to allow you four weeks of paid time off plus "Extra Days" as described in the Company's Employee Handbook.

As additional consideration for the duties and responsibilities to be performed, you will be eligible to participate in the Company's 2005 Employee Stock Option Award Plan (the "Plan"). Upon your start date with the company, you will be granted 25,000 options to purchase Company stock at a strike price determined on the date of issuance. In addition, you will be eligible to receive 50,000 conditional option grants based on purchases of Pizza Inn Holdings common stock that you make between your start date and October 4,

2012. The terms and conditions associated with these grants will be detailed in a letter provided to you on your start date.

It is anticipated that you will be a long-term employee. However, like all employees of the Company, your employment with the Company is for no specified period and constitutes "at-will" employment, which means that you have the right to resign from your employment at any time, with or without notice, and the Company has the right to modify your employment, subject to the compensation provisions outlined above, or terminate your employment at any time, with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by you and the Chief Executive Officer. This agreement is governed by Texas law.

During your employment by the Company, you agree (i) to devote substantially all of your business time, energy, skill and best efforts to the performance of your duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and (ii) that you shall have no agreements with, or material obligations to, any other individual, partnership, corporation, or legal entity, specifically including any confidentiality, non-disclosure, non-solicitation, or non-competition agreements or obligations, that may or would conflict with your obligations under this employment letter.

You acknowledge that in your employment with the Company, you will occupy a position of trust and confidence. You agree that during your employment with the Company and at any time thereafter, except as may be required to perform your job duties for the benefit of the Company or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean any non-public or proprietary information regarding the Company, its business and customers, in whatever form, tangible or intangible, that is not disclosed publicly by the Company, including (without limitation) any proprietary knowledge, trade secrets, designs, products, inventions, business practices, programs, processes, techniques, know-how, management programs, methodology, financial information, pricing and fee information, agreements and arrangements with affiliated companies, employee files, personnel records, internal corporate records, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, client, consultant and customer lists and any and all other materials and information pertaining to the Company or its business to which you have been exposed or have access to as a consequence of your employment with the Company. You agree to deliver or return to the Company, at the Company's request at any time or upon termination of your employment all Confidential Information (and all copies thereof) furnished by the Company or prepared by you during your employment with the Company.

As consideration for the employment terms provided by the Company in this employment letter, you agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment and for a period of one (1)

year after end of your employment with the Company, regardless of the payment of any severance to you,: (a) directly or indirectly solicit the employment or engagement of, or otherwise induce or entice away from the employment or engagement of the Company or any affiliated entity, either for your own benefit or for any other person or entity, any employee or consultant who was employed or engaged by the Company or any such affiliated entity during the term of your employment, whether or not such employee or consultant would commit any breach of his/her contract of employment or consulting arrangement by reason of his/her leaving the service of the Company or any affiliated entity; or (b) directly or indirectly solicit, induce or entice any franchisee, contractor, licensor, agent, partner or other business relationship of the Company (including any such types of parties of which the Company is or was actively pursuing a business relationship that had not yet been consummated as of your termination date) to terminate, discontinue, renegotiate or otherwise cease or modify its or their relationship with the Company or any affiliated entity. You expressly acknowledge and agree that the restrictions contained in this paragraph are reasonably tailored to protect the Company's Confidential Information and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of the restrictions in this paragraph shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of the Company, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

This offer letter sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral.

Regards,

Charlie Morrison
President/Chief Executive Officer

AGREE AND ACCCEPTED

Signed ______________________
Jerry Trojan

Date: 12/5/11